SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 28, 2004

Date of Report (Date of Earliest Event Reported)

INSIGHTFUL CORPORATION

Exact Name of Registrant as Specified in Charter)

Delaware	02-020992	04-2842217

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1700 Westlake Avenue North, #500, Seattle, Washington		98109-3044

(Address of principal executive offices)		(Zip Code)

(206) 283-8802

(Registrant’s Telephone Number, Including Area Code)

None

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

     On July 28, 2004, Insightful Corporation (the “Company”) announced that it has appointed Richard Barber to the position of Chief Financial Officer. A copy of the press release relating to Mr. Barber’s appointment is attached as Exhibit 99.1 and is incorporated into this current report by reference.

     As previously disclosed in its current report on Form 8-K, filed with the Securities and Exchange Commission on July 14, 2004, the Company is in the process of engaging a new independent auditor and has met with several independent auditing firms. The Company believes that the appointment of a new Chief Financial Officer will help facilitate the engagement of a new independent auditor. However, as previously disclosed, the Company does not believe that it will be able to engage a new auditing firm in time to complete the required review process necessary to file its quarterly report on Form 10-Q for the quarter ended June 30, 2004 before the required compliance deadline of August 16, 2004.

     As previously disclosed, if the Company is not able to file its second quarter Form 10-Q on a timely basis, it will be out of compliance with the continued listing requirements of the Nasdaq SmallCap Market. The Company expects that it would receive notification from Nasdaq of potential delisting shortly after the August 16 compliance deadline passes. After receipt of the notification, the Company would have the opportunity to request a hearing with Nasdaq, which would stay delisting proceedings pending the completion of the hearing process or the Company’s regaining compliance. If the Company does receive notice of potential delisting, the Company intends to use all reasonable efforts to regain compliance with the listing requirements on a timely basis, but there can be no guarantee that the Company will regain compliance, or will be able to demonstrate a plan to regain compliance, in time to avoid delisting by Nasdaq.

     The Company has not yet identified a date for its quarterly earnings announcement, and following the appointment of Mr. Barber, now expects that it will not release earnings until it has engaged a new independent auditor and that auditor has had a chance to review the Company’s second quarter results. As a result, the Company expects that it will not release second quarter earnings on the same schedule followed in past periods.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c) Exhibits

99.1	Press Release of Insightful Corporation dated July 28, 2004.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSIGHTFUL CORPORATION

Dated: July 28, 2004	By:	/s/ Jeffrey Coombs

Jeffrey Coombs
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Insightful Corporation dated July 28, 2004.